Exhibit 99.1

SATISFACTION AND DISCHARGE OF INDENTURE

THIS SATISFACTION AND DISCHARGE OF INDENTURE, dated as of May 3, 2010 (hereinafter referred to as this “Satisfaction and Discharge”), relates to that certain Indenture, dated as of January 14, 2005, between The Wet Seal, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee and collateral agent (the “Trustee”), as amended by that First Supplemental Indenture, dated as of March 1, 2006, as further amended by that Second Supplemental Indenture, dated as of June 21, 2006, and as further amended by that Third Supplemental Indenture, dated December 28, 2006 (the “Indenture”).

WITNESSETH

WHEREAS, pursuant to Section 4.01(a) of the Indenture, all Outstanding Securities authenticated and delivered under the Indenture (other than Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.07 of the Indenture) have been delivered to the Trustee for cancellation;

WHEREAS, pursuant to Section 4.01(b) of the Indenture, the Company has paid or caused to be paid all other sums payable under the Indenture by the Company;

WHEREAS, pursuant to Section 4.01(c) of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture and the Trustee’s execution and delivery of this Satisfaction and Discharge have been complied with; and

WHEREAS, pursuant to Section 4.01 of the Indenture, the Company has requested the Trustee to acknowledge the satisfaction and discharge of the Indenture, and to execute and deliver to the Company this Satisfaction and Discharge.

NOW, THEREFORE, THIS SATISFACTION AND DISCHARGE OF INDENTURE WITNESSETH:

ARTICLE I

Satisfaction and Discharge

The Trustee, pursuant to the provisions of Section 4.01 of the Indenture, hereby acknowledges that the Indenture has been satisfied and discharged, except with respect to those obligations that the Indenture provides shall survive the satisfaction and discharge thereof.

ARTICLE II

Miscellaneous

The terms defined in the Indenture and used herein shall, for all purposes of this Satisfaction and Discharge, have the meaning specified in the Indenture.

IN WITNESS WHEREOF, The Bank of New York Mellon, as Trustee, has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Authorized Officers, as of the day and year first above written.

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Ming Ryan
Name:	Ming Ryan
Title:	Vice President